AMENDMENT

Date: 03/15/2011
Receipt Number: 3510596
Amount Paid: $37.00

CLS

RECEIVED
MAR 15 2011
Utah Div. of Corp. & Comm. Code

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

File Number: 629885-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Garb Oil & Power Corporation

2. The date the following amendment(s) was adopted: June 23, 2010

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):

Resolved that Article IV of the Corporation's Articles of Incorporation be amended in order to change the Corporation's authorized shares of common stock to 50 billion shares, Class A Preferred to 1,000,000 shares, Class B Preferred to 30,000,000 shares and Class C to 19,000,000 shares as originally authorized by the shareholders in a Special Stockholders' Meeting held on March 1st 2010. This change in authorized shares will allow the company additional flexibility for possible future business opportunities.

03-15-11A08:33 RCVD

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

[ ] Adopted by Incorporators or Board of Directors – Shareholder action not required.

[✓] Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ______________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: President

Date: June 23, 2010

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 15th day of Mar 2011 In this office of this Division and hereby issued This Certificate thereof.

Examiner [signature] Date 3/17/11

[signature]
Kathy Berg
Division Director